Exhibit 10.1

Agreement
This Agreement is made as of August 16, 2017 by and between Frank Addante (“FA”) and The Rubicon Project, Inc. (the “Company”).
A. On March 16, 2017, FA ceased to serve as Chief Executive Officer of the Company, but has remained employed by the Company.
B. FA and the Company desire to enter into this Agreement to clarify FA’s role, compensation, and severance entitlements.
Therefore, in consideration of the foregoing and the provisions of this Agreement, FA and the Company hereby agree as follows:

1.	Employment
a. Employment Attributes. FA continues to be employed by the Company in an at-will capacity. Until the earlier of June 30, 2018 (the “Specified Date”) or termination of FA’s employment for any reason, FA’s employment with the Company will be in accordance with the following (the “Employment Attributes”):
i. FA’s title will be Founder.
ii. As an employee, FA will report to the Company’s Chief Executive Officer.
iii. FA’s duties will be to provide analysis and advice in the areas of strategy, innovation, advertising technology market conditions and dynamics, and special projects, and to represent the Company at public and industry events, all as assigned by the Company’s Chief Executive Officer or board of directors.
iv. FA will not be an executive officer of the Company.
v. FA’s cash compensation will consist solely of a base salary of $515,000 per annum, subject to applicable withholding. FA will not be eligible for any bonus or incentive compensation or employment equity awards for 2017 or 2018, other than a cash bonus for the first quarter of 2017 of $105,822 gross (representing a ratable portion of FA’s annual bonus target of $515,000 based upon 75 days served as CEO during the first quarter of 2017).
vi. FA will continue to participate in the Company’s health and other benefit plans as available to full-time employees of the Company.
b. Review. If FA remains employed by the Company on May 15, 2018 and FA and the Company desire to continue FA’s employment beyond the Specified Date, then FA and the Company will review the Employment Attributes and agree any changes thereto, to take effect as of the Specified Date.
c. Early Termination. FA remains an at-will employee, but (i) the Company will give FA the Minimum Notice before terminating FA’s employment without Cause, and (ii) FA will give the Company the Minimum Notice before resigning his employment other than for Good Reason. For this purpose, the “Minimum Notice” means advance written notice provided at least 60 days before the effective date of the termination or resignation, provided that if the notice is delivered fewer than 60 days before the Specified Date, then the effective date of the termination or resignation will be the Specified Date unless otherwise agreed.

2.	Severance
a. Special Payment. In recognition of FA’s severance entitlements under that certain Executive Severance and Vesting Acceleration Agreement dated as of October 30, 2013 between FA and the Company, as amended by Amendment No. 1 thereto dated as of August 3, 2015 (the “Severance Agreement”), and FA’s continued service as an employee of the Company despite ceasing to serve as Chief Executive Officer, the Company shall pay to FA $515,000 gross, subject to applicable withholding (the “Special Payment”) not later than ten business days after the date of this Agreement.
b. Severance Agreement Amendment. The Special Payment replaces, and liquidates any obligation of the Company to provide, the Salary Severance under the Severance Agreement. Accordingly, (i) Section 2(b)(i) of the Severance Agreement is hereby deleted and of no further effect, and (ii) Section 2(c)(i) of the Severance Agreement is hereby amended to read in its entirety as follows:
“(i) Cash Payment. The Company shall pay to Executive an amount equal to 12 months of Executive’s Base Salary, subject to applicable withholding, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the 12-month period following the Termination Date, provided, however, that no payments under this Section 2(c)(i) shall be made prior to the Company’s first regularly scheduled payroll date occurring on or after the 60th day following the Date of Termination (the “First Payment Date”) and any amounts that would otherwise have been paid pursuant to this Section 2(c)(i) prior to the First Payment Date shall instead be paid on the First Payment Date (without interest thereon).
In addition, FA acknowledges receipt of $105,822 gross in respect of his cash bonus for the first quarter of 2017, and accordingly Section 2(b)(ii) of the Severance Agreement is hereby deleted and of no further effect. Net of these changes, the Severance Agreement remains in effect and applicable in case of Involuntary Termination under the Severance Agreement, including without limitation as a result of the Company’s decision, without Cause, not to continue FA’s employment beyond the Specified Date.

3.	Outstanding Equity Awards, Board Service, Other Agreements
This Agreement does not affect continued vesting of employment equity awards previously issued to FA or FA’s service as a member of the Company’s board of directors. In addition to the specific amendments described herein, the Severance Agreement and all other contracts between FA and the Company are hereby amended if and to the extent necessary to give effect to this Agreement, and shall otherwise remain in full force and effect.
In witness whereof, FA and the Company have entered into this Agreement as of the Effective Date.

The Rubicon Project, Inc. By: /s/ Brian W. Copple Name: Brian W. Copple Title: Secretary	/s/ Frank Addante Frank Addante

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